UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2024

AMG Comvest Senior Lending Fund

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01669	93-4109571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 S. Rosemary Avenue, Suite 1700 West Palm Beach, FL	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 727-2001

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 1.01	Entry into a Material Definitive Agreement

On July 16, 2024 (the “Closing Date”), AMG Comvest Senior Lending Fund LL1 SPV, LLC, (the “Borrower”), a Delaware limited liability company and newly formed subsidiary of AMG Comvest Senior Lending Fund, a Delaware statutory trust (the “Fund,” “our” or “us”), entered into a Loan and Servicing Agreement (the “Secured Loan Facility”), with the Borrower, the Fund, the lenders from time to time parties thereto, Sumitomo Mitsui Banking Corporation, as administrative agent and the collateral agent and Western Alliance Trust Company, N.A., as account bank, collateral custodian and collateral administrator.

From time to time, the Fund expects to sell and contribute certain investments to the Borrower pursuant to a Sale and Purchase Agreement, dated as of the Closing Date, by and between the Fund and the Borrower. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Loan Facility will be used to finance the origination and acquisition of eligible assets by the Borrower, including the purchase of such assets from the Fund. We retain a residual interest in assets contributed to or acquired by the Borrower solely through our ownership of the Borrower. The maximum principal amount of the Secured Loan Facility as of the Closing Date is $300 million (which may be increased up to $600 million pursuant to the terms of the Secured Loan Facility). Such amounts may be drawn in U.S. Dollars subject to certain conditions, including availability under the borrowing base, which is determined on the basis of the value of the Borrower’s assets from time to time, certain concentration limits and available cash deposits.

The Secured Loan Facility provides for the ability to draw and redraw revolving loans under the Secured Loan Facility for a period of up to three years after the Closing Date unless the commitments are terminated sooner as provided in the Secured Loan Facility (the “Commitment Termination Date”). Unless otherwise terminated, the Secured Loan Facility will mature on the date which is five years after the Closing Date (the “Final Maturity Date”). Prior to the Commitment Termination Date, proceeds received by the Borrower from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Fund, subject to certain conditions. Following the Commitment Termination Date but prior to the Final Maturity Date, proceeds received by the Borrower from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, as well as principal on outstanding borrowings in accordance with the terms of the Secured Loan Facility, and the excess may be returned to the Fund, subject to certain conditions. On the Final Maturity Date, the Borrower must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Fund.

Under the Secured Loan Facility, the Borrower is permitted to borrow amounts in U.S. dollars. Such amounts will be used primarily to finance the purchase or origination of loans. Such amounts drawn under the Secured Loan Facility will bear interest at term secured overnight financing rate plus a spread.

The Secured Loan Facility contains customary covenants, including certain limitations on the activities of the Borrower, such as, the incurrence of indebtedness, and contains customary events of default. The Secured Loan Facility is secured by a perfected first priority security interest in the assets of the Borrower and on any payments received by the Borrower in respect of those assets. Assets pledged to the lenders under the Secured Loan Facility will not be available to pay the debts of the Fund.

Borrowings of the Borrower are considered our borrowings for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Secured Loan Facility and the Sale and Purchase Agreement and is qualified in its entirety by reference to the copies of the Secured Loan Facility and the Sale and Purchase Agreement which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference thereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Senior Loan Facility

10.2	Sale and Purchase Agreement

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10)(vi) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of this exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMG COMVEST SENIOR LENDING FUND

Date: July 18, 2024	By:	/s/ Michael Altschuler
		Name:	Michael Altschuler
		Title:	Vice President